Exhibit 23

Consent of Independent Registered Public Accounting Firm

MDC Partners Inc.
New York, New York
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-226895, 333-212261, 333-176059, 333-159831, 333-145534, 333-141359, 333-107507, and 33309510) and Form S-3 (Nos. 333-222101 and 333-222095) of MDC Partners Inc., of our reports dated March 5, 2020, relating to the consolidated financial statements and financial statement schedules presented in Item 15, and the effectiveness of MDC Partners Inc.’s internal control over financial reporting, which appear in this Form 10-K. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of MDC Partners Inc. 's internal control over financial reporting as of December 31, 2019.

/s/ BDO USA, LLP
New York, New York

March 5, 2020